Exhibit 99.1

Contact:	Frank Semple, Chairman, President and CEO	Contact:	John Raymond, Managing Partner & CEO
	Nancy Buese, Senior VP and CFO		Jeff Rawls, Managing Director
	Joshua Hallenbeck, VP of Finance/Treasurer		Patrick Wade, Managing Director
Phone:	(866) 858-0482	Phone	(713) 579-5000
E-mail	investorrelations@markwest.com

MarkWest Energy Partners and The Energy & Minerals Group Complete Definitive Agreements for Utica Joint Venture

DENVER—February 21, 2013—MarkWest Energy Partners, L.P. (MarkWest) (NYSE: MWE) and The Energy & Minerals Group (EMG) announced today the completion of the previously announced Amended and Restated Limited Liability Company Agreement (Amended LLC Agreement) for MarkWest Utica EMG, LLC (Utica Joint Venture).  The Utica Joint Venture is dedicated to the development of critical midstream infrastructure on behalf of natural gas producers operating throughout the liquids-rich Utica Shale formation in Ohio.

Under the terms of the Amended LLC Agreement, EMG will increase its initial capital investment in the Utica Joint Venture from $500 million to $950 million.  The additional contributions from EMG provide MarkWest with significant financial flexibility in the timing of its capital contributions to the Utica Joint Venture. The Amended LLC Agreement does not modify the ownership interest levels or quarterly distribution percentages as originally set forth between the parties.

In addition, MarkWest expects to receive a distribution from the Utica Joint Venture substantially equivalent to its short-term contribution by the end of February 2013.

In the past three months, MarkWest has successfully raised $1.5 billion in net proceeds from debt and equity transactions.  In addition, MarkWest is currently undrawn on its $1.2 billion credit facility and has the ability to issue common units under its $600 million continuous equity program.  These transactions, coupled with the execution of the Amended LLC Agreement, provide MarkWest with significant liquidity to fund the majority of its 2013 capital plan.

“We are pleased to announce the expansion of our relationship with EMG in the Utica Shale,” said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest. “The success of our Utica Shale Joint Venture is a direct result of the outstanding drilling results by our producer customers and the execution of our full-service midstream business model in this rapidly developing resource play.  Clearly, we believe that the Utica Joint Venture with EMG is creating significant long-term value for our customers and our investors.”

“Due to the tremendous success of producers operating in the Utica Shale, the scale and scope of the Utica Joint Venture has expanded considerably over the course of the past year.  This transaction addresses the capital requirements associated with the ongoing system expansion.” stated John Raymond, Managing Partner and CEO of EMG.  “We are pleased to further grow and support the relationship we have with the talented people at MarkWest.”

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About MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

About The Energy & Minerals Group

The Energy & Minerals Group is a highly specialized private equity firm that focuses exclusively on investing across various facets of the global natural resource industry that are integral to the global economy.  EMG has $6.2 Billion of total investor commitments (including co-investments) with in excess of $3.1 Billion deployed across the energy complex since inception. For additional information on EMG, please contact Alexandra Coolidge at 713-579-5029.

Source: MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P.

Frank Semple, Chairman, President & CEO

Nancy Buese, Senior VP & CFO

Josh Hallenbeck, VP of Finance & Treasurer

866-858-0482

investorrelations@markwest.com